UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

U.S. Aerospace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-09459	06-1034587
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10291 Trademark Street
Rancho Cucamonga, California 91730
(Address of principal executive offices)

Registrant’s telephone number, including area code: (909) 477-6504

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously announced, effective August 27, 2010, we sold our unprofitable remanufacturing subsidiary, New Century Remanufacturing, Inc. (“NCR”), to our former directors, David Duquette and Josef Czikmantori, for $1 and an indemnity from all of NCR’s liabilities.  As such, we are no longer in the machine tool business and are focused solely on aerospace and defense.

We expect to record a gain of approximately $1.2 million based on the sale of the net liabilities of NCR.  The operations associated with NCR and the gain on sale will be classified as income (loss) from discontinued operations subsequent to the date of sale.  Prior to reclassification, the operations associated with this transaction were classified into our “CNC machine tool remanufacturing” segment.  Summarized balance sheet information for NCR as of August 16, 2010 is set forth below:

NCR Disposition
Cash	0
Inventories	262,462
Other current assets	49,041
Total current assets	311,503
Property and equipment, net	69,619
Other non-current assets	234,451
Total Assets of NCR	615,573
Accounts payable and accrued expenses	(2,373,060)
Total liabilities of NCR	(2,373,060)
Shareholder Note Receivable	584,691
Net Gain from Disposition	(1,172,796)

Item 7.01  Regulation FD Disclosure.

On September 15, 2010, we issued a press release regarding the disposition of NCR, a copy of which is attached hereto as Exhibit 99.1.

We undertake no obligation to update any information or forward looking statements except to the extent required by applicable law.

Item 9.01 Financial Statements and Exhibits.

Exh.	Description
99.1	Press release dated September 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. AEROSPACE, INC.

Date: September 15, 2010	By:	/s/ Michael C. Cabral
Michael C. Cabral
President